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                                                                       Exhibit 5


                                                  March 13, 1998





IMPATH Inc.
521 West 57th Street
New York, New York  10019

Dear Sirs:

                  We have acted as counsel for IMPATH Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement"), filed by the Company on this date under the Securities Act of 1933, as amended, with respect to 20,000 shares (the "Shares") of common stock, $.005 par value per share, of the Company held by the Selling Stockholders named in the Registration Statement.

                  In connection with the Registration Statement, we have examined such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and issued and are fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                                     Very truly yours,